Exhibit 19.1
MAIN STREET CAPITAL CORPORATION
MSC INCOME FUND, INC.
AND
MSC ADVISER I, LLC

STATEMENT OF POLICY ON INSIDER TRADING

    Introduction

It is illegal for any person, either personally or on behalf of others, to trade in securities while in possession of material, non-public information. It is also illegal to communicate, or “tip,” material, non-public information to others who might be expected to trade in securities while in possession of that information. These illegal activities are commonly referred to as “insider trading.”
Potential penalties for insider trading violations include imprisonment for up to 20 years, civil fines of up to three times the profit gained or loss avoided by the trading, and criminal fines of up to $5 million. If the defendant in such a criminal action is an entity, a court may impose a fine of up to $25 million. In addition, a company whose director, officer or employee violates the insider trading prohibitions may be liable for a civil fine of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the director, officer or employee’s insider trading violations.
Moreover, a director, officer or employee’s failure to comply with this insider trading policy may subject such person to sanctions imposed by Main Street Capital Corporation, MSC Income Fund, Inc. or MSC Adviser I, LLC, as applicable, including dismissal for cause, whether or not such person’s failure to comply with this policy results in a violation of law.
You are encouraged to ask questions and seek any follow-up information that you may require with respect to the matters set forth in this insider trading policy. Please direct your questions to the Main Street Capital Corporation, MSC Income Fund, Inc. or MSC Adviser I, LLC, as applicable, Chief Compliance Officer.
A

Statement of Policy
This insider trading policy (the “Policy”) provides guidelines with respect to transactions in the securities of Main Street Capital Corporation and/or MSC Income Fund, Inc. (each, a “Company”) and the handling of confidential information about the respective Company and the companies with which the respective Company engages in transactions or does business. Each Company’s Board of Directors has adopted this Policy to promote compliance with U.S. federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) engaging in transactions in the securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.
This Policy applies to all officers of the Companies and their respective subsidiaries (including, with respect to Main Street Capital Corporation, MSC Adviser I, LLC) all members of each Company’s Board of Directors and all employees of the Companies and their respective subsidiaries (including, with respect to Main Street Capital Corporation, MSC Adviser I, LLC), as applicable. Each Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.
This Policy applies to transactions in each Company’s securities (collectively referred to in this Policy as “Company Securities”), including each Company’s common stock, options to purchase common stock, or any other type of securities that a Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by a Company, such as exchange-traded put or call options or swaps relating to the applicable Company Securities. Transactions subject to this Policy include purchases, sales and bona fide gifts of Company Securities.
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the applicable Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he, she or they complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of a Company, its Chief Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the applicable Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
What transactions/activities are prohibited? It is the policy of each Company that no director, officer or other employee of the relevant Company (or any other person designated by this Policy or by the relevant Company’s Chief Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the applicable Company may, directly, or indirectly through family members or other persons or entities:

1.Engage in transactions in the applicable Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans” and “Rule 10b5-1 Plans;”
2.Recommend that others engage in transactions in any Company Securities;
3.Disclose material nonpublic information to persons within a Company whose jobs do not require them to have that information, or outside of a Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the respective Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
4.Assist anyone engaged in the above activities.
In addition, it is the policy of each Company that no director, officer or other employee of the relevant Company (or any other person designated as subject to this Policy) who, in the course of working for or on behalf of a Company (or MSC Adviser I, LLC), learns of material nonpublic information about a company (1) with which either Company or MSC Adviser I, LLC does business, such as a Company’s and/or MSC Adviser I, LLC’s clients, vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with a Company or MSC Adviser I, LLC, may engage in transactions in that company’s securities until the information becomes public or is no longer material.
It is also the policy of each Company that neither Company will engage in transactions in the relevant Company Securities while aware of material nonpublic information relating to such Company or Company Securities.
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve each Company’s and MSC Adviser I, LLC’s reputation for adhering to the highest standards of conduct.
What information is material? All information that an investor might consider important in deciding whether to buy, sell, or hold securities is considered material. Information that is likely to affect the price of a company’s securities, whether it is positive or negative, is almost always material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•financial or earnings results or expectations for the quarter or the year;
•financial forecasts or changes to previously announced earnings guidance (or the decision to suspend earnings guidance);
•changes in dividends or dividend policies, declaration of a stock split, or an offering of additional securities;

•possible mergers, acquisitions, joint ventures and other purchases and sales of companies and investments in companies;
•establishment of a repurchase program for Company Securities;
•significant related-party transactions;
•changes in customer relationships with significant customers;
•obtaining or losing important contracts;
•important product developments;
•bank borrowings or other financing transactions out of the ordinary course;
•major personnel changes;
•pending or threatened significant litigation, or the resolution of such litigation;
•materials, pending investments and disclosures concerning portfolio companies;
•impending bankruptcy or the existence of severe liquidity problems at a Company or a significant portfolio company;
•a significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or
•the imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.

What is non-public information? Information is considered to be non-public unless it has been effectively disclosed to the public. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.
Not only must the information have been publicly disclosed, but there must also have been adequate time for the investing public to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered non-public until after the second business day after public disclosure.
Transactions by Family Members and Others.  This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.
Transactions by Entities that You Influence or Control.  This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
Rule 10b5-1 Plans. Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur even when the person who has entered into the plan is aware of material nonpublic information.
To comply with the Policy, a Rule 10b5-1 Plan must be approved by the relevant Company’s Chief Compliance Officer and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two business days following the disclosure of the relevant Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.
Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
Transactions Under Company Plans
This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises.  This Policy does not apply to the exercise of an employee stock option acquired pursuant to a Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have a Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have a Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
Dividend Reinvestment and Direct Stock Purchase Plan. Main Street Capital Corporation’s Dividend Reinvestment and Direct Stock Purchase Plan (the “MAIN Plan”) includes a dividend reinvestment feature and a direct stock purchase feature. MSC Income Fund, Inc. also maintains a Distribution Reinvestment Plan (the “MSIF DRIP”). This Policy does not apply to (i) purchases of Main Street Capital Corporation’s securities under the dividend reinvestment feature of the MAIN Plan resulting from your reinvestment of dividends paid on Main Street Capital Corporation’s securities or (ii) purchases of MSC Income Fund, Inc.’s securities under the MSIF DRIP resulting from your reinvestment of dividends paid on MSC Income Fund, Inc.’s securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to the MAIN Plan and/or the MSIF DRIP, as applicable, and to your election to participate in the respective dividend reinvestment plan or increase your level of participation in the dividend reinvestment plan. With respect to the direct stock purchase feature of the MAIN Plan, this Policy does not apply to automatic direct stock purchases of Main Street Capital Corporation’s securities resulting from your periodic contribution of money to the MAIN Plan pursuant to the election you made at the time of your enrollment in the MAIN Plan. The Policy does apply, however, to your election to participate in the MAIN Plan for any enrollment period, to voluntary purchases of Main Street Capital Corporation’s securities under the direct stock purchase feature of the MAIN Plan (and for each one-time purchase) or your increase or decrease in the level of participation. This Policy also applies to your sale of any Company Securities purchased pursuant to either the MAIN Plan or the MSIF DRIP.
Additional Prohibited Transactions
Each Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is each Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Companies’ preferences as described below:
Short-Term Trading.  Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on a Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of either Company or MSC Adviser I, LLC who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).

Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the relevant Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the relevant Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)
Publicly Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the relevant Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)
Hedging Transactions. Certain forms of hedging or monetization transactions, such as the purchase of prepaid variable forward contracts, equity swaps, collars or exchange funds, may allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the relevant Company’s other stockholders. Therefore, the purchase of any such financial instruments related to Company Securities, or the engagement in any other transactions, whether directly or indirectly, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company Securities, are prohibited by this Policy.
Margin Accounts and Pledges. Securities pledged in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”) An exception to this prohibition may be granted where a person wishes to pledge Company Securities in a margin account or as collateral for a loan and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company Securities in a margin account or as collateral for a loan must submit a request for approval to the relevant Company’s Chief Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. Each Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”
Post-Termination Transactions.
This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not engage in transactions in Company Securities until that information has become public or is no longer material.
Unauthorized Disclosure
As discussed above, the disclosure of material, non-public information to others can lead to significant legal difficulties. Therefore, it is important that only specifically designated representatives of a Company discuss such Company with the news media, securities analysts, and investors. Inquiries of this type received by any employee should be referred to the relevant Company’s Chief Executive Officer, Chief Financial Officer, General Counsel or Chief Compliance Officer.
Additional Procedures
Each Company has established additional procedures in order to assist the relevant Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.
Pre-Clearance Procedures. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, directors and executive officers of either Company and any other persons designated by the relevant Company’s Chief Compliance Officer as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the relevant Chief Compliance Officer. A request for pre-clearance should be submitted to the relevant Company’s Chief Compliance Officer at least two days in advance of the proposed transaction if possible. The Chief Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the relevant Company, and should describe fully those circumstances to the relevant Chief Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if applicable. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale.
Quarterly Blackout Periods. A Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the relevant Company Securities. Therefore, you can anticipate that, to avoid even the appearance of trading while aware of material nonpublic information, persons who are or may be expected to be aware of a Company’s quarterly financial results generally will not be pre-cleared to trade in the relevant Company Securities during the period beginning after the close of business on the last day of such Company’s fiscal quarter and ending after the third full business day following the earlier of such Company’s issuance of its quarterly earnings release or analyst conference call. Directors and executive officers of either Company and any other persons designated by the relevant Company’s Chief Compliance Officer as subject to this restriction (including all employees of the Companies’ accounting departments), as well as their respective Family Members or Controlled Entities, are subject to the restrictions in this paragraph.
Event-specific Blackout Periods. From time to time, an event may occur that is material to a Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the relevant Company’s Chief Compliance Officer may not engage in transactions in Company Securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in Company Securities during an event-specific blackout, the relevant Company’s Chief Compliance Officer will inform the requestor of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Chief Compliance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.
Hardship Exceptions. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company Securities in order to generate cash may, in appropriate circumstances, be permitted to sell such stock even during the blackout period. Hardship exceptions may be granted only by the relevant Company’s Chief Compliance Officer and must be requested at least two days in advance of the proposed trade. A hardship exception may be granted only if the Chief Compliance Officer concludes that the relevant Company’s earnings information for the applicable quarter does not constitute material nonpublic information and otherwise concludes that the person is not aware of material nonpublic information. Under no circumstance will a hardship exception be granted during an event-specific blackout period.
Other Exceptions. The quarterly earnings blackout period trading restrictions and event-specific trading restrictions described above do not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Under Company Plans.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

Consequences of Violations
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in transactions in Company Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as enforcement authorities in foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
Certification
All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.
Questions about this Policy
Compliance by all directors, officers and employees with this policy is of the utmost importance both for you and for each Company. If you have any questions about the application of this policy to any particular case, please immediately contact the relevant Company’s Chief Compliance Officer.
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